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                                                                   EXHIBIT T3E.5


                         CONTINENTAL GLOBAL GROUP, INC.

                      OFFER TO EXCHANGE CASH AND NEW NOTES
                               FOR ALL OUTSTANDING
                            11% SENIOR NOTES DUE 2007
                                       AND
    SOLICITATION OF CONSENTS TO PROPOSED AMENDMENTS TO THE EXISTING INDENTURE

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 2, 2004, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF 11% SENIOR NOTES DUE 2007 (THE "OLD NOTES") MAY BE NOT WITHDRAWN, AND CONSENTS MAY NOT BE REVOKED, PRIOR TO THE EXPIRATION DATE. PURSUANT TO AN AGREEMENT BY AND AMONG CONTINENTAL GLOBAL GROUP, INC. (THE "COMPANY"), N.E.S. INVESTMENT CO. ("N.E.S.") AND WAYZATA INVESTMENT PARTNERS LLC ("WAYZATA"), WAYZATA HAS AGREED, SUBJECT TO CERTAIN CONDITIONS, TO TENDER IN THE EXCHANGE OFFER ALL OF THE $82,115,000 PRINCIPAL AMOUNT OF OLD NOTES (OR APPROXIMATELY 68.4% OF ALL OLD NOTES OUTSTANDING) IT HOLDS AND TO DELIVER ITS CONSENTS TO THE PROPOSED AMENDMENTS.


                                                                  August 4, 2004

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

         We are enclosing herewith the material listed below relating to (i) the offer by the Company to exchange (a) cash, (b) 9% Series A Senior Secured Notes due 2008 (the "New Series A Senior Notes"), and (c) 13% Series B Senior Secured Notes due 2008 (the "New Series B Senior Notes") (collectively, the New Series A Senior Notes and the New Series B Senior Notes are referred to herein as the "New Notes") for all of its Old Notes, that are currently outstanding in the aggregate principal amount of $120,000,000, and (ii) the solicitation (the "Solicitation") of consents (the "Consents") to certain proposed amendments (the "Proposed Amendments") to the Indenture, dated as of April 1, 1997 (the "Existing Indenture"), among the Company, as obligor, the Subsidiary Guarantors referred to therein and Wells Fargo Bank, National Association (successor by consolidation to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the "Trustee"), pursuant to which the Old Notes were issued, as described in, and upon the terms and subject to the conditions set forth in, the Offer to Exchange and Consent Solicitation Statement, dated August 4, 2004 (the "Statement"), and in the related Letter of Transmittal and Consent (which together constitute the "Exchange Offer").

         The aggregate consideration being offered by the Company is (i) $17,500,000 in cash (the "Cash Payment"), (ii) $65,000,000 in principal amount of New Series A Senior Notes, and (iii) $10,000,000 in principal amount of New Series B Senior Notes (the "Offer Consideration"). Assuming that 100% of the Old Notes are duly tendered and accepted for exchange, the Cash Payment is payable to tendering holders of Old Notes pursuant to the terms set forth in the Statement as follows: (i) $15,500,000 will be paid on the Payment Date (as defined in the Statement), and (ii) $2,000,000 will be paid on the Deferred Payment Date (as defined in the



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Statement). The consideration for each $1,000 principal amount of Old Notes tendered pursuant to the Exchange Offer will be approximately $770.83, consisting of $145.83 in cash, $541.67 in principal amount of New Series A Senior Notes, and $83.33 in principal amount of New Series B Senior Notes. Holders who duly tender Old Notes that are accepted for exchange shall be entitled to receive the Offer Consideration in exchange for such duly tendered Old Notes, and shall not be entitled to receive any additional accrued, but unpaid interest on such Old Notes. For a further description of the Offer Consideration, see Section 1 of the Statement under the caption "Terms of the Exchange Offer and Consent Solicitation."

         Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Statement.

         For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

         1. The Statement dated August 4, 2004.

         2. A Letter of Transmittal and Consent for each of the Old Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

         3. A Notice of Guaranteed Delivery for each of the Old Notes to be used to accept the Exchange Offer if the Old Notes and all other required documents cannot be delivered to The Depository Trust Company ("DTC") by the Expiration Date.

         4. A printed form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee with regard to the Exchange Offer. This form will enable your clients to tender all Old Notes that they own.

         5. A return envelope addressed to the Depository (as defined in the Statement) that may be used by your clients in mailing any of the respective enclosed documents.

         DTC participants will be able to execute tenders and deliver Consents through the DTC Automated Tender Offer Program.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 2, 2004, UNLESS EXTENDED.

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         Any inquiries you may have with respect to the Exchange Offer and the
Solicitation should be addressed to Morrow & Co., Inc., the Information Agent for the Exchange Offer and Solicitation (the "Information Agent"), at the address and telephone number set forth in the Statement. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                                Very truly yours,


                                                CONTINENTAL GLOBAL GROUP, INC.










         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.




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